As filed with the Securities & Exchange Commission on May 29, 2001

                                                      Registration No. 333-57442
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION

                                AMENDMENT NO. 2
                                      TO
                                  FORM S-3/A

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                        WEBB INTERACTIVE SERVICES, INC.
            (Exact name of registrant as specified in its charter)


                                   Colorado
        (State or other jurisdiction of incorporation or organization)

                                  84-1293864
                     (I.R.S. Employer Identification No.)

                            1899 Wynkoop, Suite 600
                            Denver, Colorado 80202
                                (303) 296-9200
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Perry Evans
                        Webb Interactive Services, Inc.
                            1899 Wynkoop, Suite 600
                            Denver, Colorado 80202
                                (303) 296-9200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

          Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for same offering. [_] _______________________

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for same offering. [_] ____________________________________

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE


 Title of each class                           Proposed               maximum
 of securities to be      Amount to be     Maximum offering      aggregate offering         Amount of
      registered           registered      price per unit (1)          price (1)         registration fee
----------------------------------------------------------------------------------------------------------
Common Stock, no         3,367,974(2)(3)       $1.75                 $5,893,954.50           $2,260.55*
par value


* Previously paid by Webb Interactive Services, Inc., based on 5,166,979 shares originally sought to be registered by the registrant.

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of Regulation C as of the close of the market on March 20, 2001.

(2) Common stock issuable by Webb: (i) upon the conversion of series B-2 convertible preferred stock (180,082 shares); (ii) upon the conversion of series C-1 convertible preferred stock (1,000,000 shares); (iii) upon the conversion of outstanding promissory notes in the principal amount of $2,275,000 (910,000 shares), and upon the conversion of interest accruing under such notes from April 1, 2001 through their maturity date, August 25, 2002, in the aggregate amount of $311,401 (124,561 shares) assuming all such interest is paid in additional notes; and (iv) upon the exercise of stock purchase warrants (821,991 shares). The amount of shares being registered also includes 331,340 shares of common stock currently held by the selling shareholder. The shares include any additional shares issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3) Includes approximately 367,974 shares of common stock previously registered by the registrant on registration statements on Form S-3, Registration Nos. 333-87887, 333-33352 and 333-46848. These shares are being offered pursuant to the prospectus which is part of this registration statement pursuant to Rule 429 of Regulation C.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     The information in this prospectus is not complete and may be changed. The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer of sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 29, 2001               PROSPECTUS

                        WEBB INTERACTIVE SERVICES, INC.

     This is a public offering of a maximum of 3,367,974 shares of common stock of Webb Interactive Services, Inc., including 3,036,634 shares which are reserved for issuance under convertible preferred stock, convertible promissory notes and upon the exercise of stock purchase warrants. See "Description of Securities" beginning on page 10 of this prospectus. All of the shares are being offered for sale by Castle Creek Technology Partners LLC.




We will not receive any of the proceeds from the offer and sale of the common stock. See "Selling Shareholder" beginning on page 6 of this prospectus.

     The Nasdaq National Market lists our common stock under the symbol WEBB.

     Investing in our common stock involves risks. You should not purchase our common stock unless you can afford to lose your entire investment. See "Risk Factors" beginning on page 2 of this prospectus.

     Because Castle Creek Technology Partners LLC will offer and sell the shares at various times, we have not included in this prospectus information about the price to the public of the shares or the proceeds to Castle Creek Technology Partners LLC.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed on the adequacy of the disclosures in this prospectus. Any representation to the contrary is a criminal offense.

                The date of this prospectus is ________ __, 2001

                        WEBB INTERACTIVE SERVICES, INC.

     Webb provides online commerce and communication solutions for businesses. Our AccelX business consists of Internet-based software products and services designed to assist small businesses in developing, maintaining and strengthening local buyer-seller relationships. Our Jabber.com, Inc. subsidiary is in the early stages of building a business around commercializing open-source instant messaging products and services for large enterprises and internet service providers.




     Before January 2000, we were organized around our primary market focus on local commerce services, with an additional business unit dedicated to e-banking services. During the third quarter of fiscal 2000, we discontinued our e-banking business. In January 2000, we formed a new subsidiary to commercialize separately the Jabber.org instant messaging system from our AccelX business. We intend to seek participation from external partners to help us expand our instant messaging business. On May 2, 2001, we entered into a non-binding agreement with France Telecom Technologies whereby France Telecom Technologies is expected to invest up to $7 million to acquire approximately 23% of the ownership of our Jabber.com subsidiary. In connection with this transaction, France Telecom Technologies loaned Jabber.com $2,500,000.










     We were incorporated under the laws of Colorado on March 22, 1994. Our executive offices are located at 1899 Wynkoop, Suite 600, Denver, Colorado 80202, telephone number (303) 296-9200.

                                 RISK FACTORS

     Out independent public accountants have indicated substantial doubt about our ability to continue as a going concern. In the report issued by our independent public accountants in connection with our financial statements for the year ended December 31, 2000, they indicated there was substantial doubt about our ability to continue as a going concern. Our financial statements have been prepared assuming that we will continue as a going concern and may be of limited utility to an investor because they do not include any adjustments relating to the recoverability and classification asset carrying amounts or the amount and classification of liabilities that might result should we be unable to continue as a going concern.

     Our limited operating history makes it hard to evaluate our business. We were founded in March 1994 and began sales in February 1995. Subsequently, our business model has changed periodically to reflect changes in technology and markets. We have a limited operating history for our current business model upon which you may evaluate us. Our business is subject to the risks, exposures and difficulties frequently encountered by companies with a limited operating history including:

     .  Limited ability to respond to competitive developments;

     . Exaggerated effect of unfavorable changes in general economic and market conditions;

     . Limited ability to adjust our business plan to address marketplace and technological changes; and

     .  Difficulty in obtaining operating capital.



     We expect to incur net losses for the foreseeable future. We have incurred net losses since inception totaling approximately $102 million through March 31, 2001, including approximately $57.5 million of non-cash expenses. We expect to incur additional substantial operating and net losses in 2001 and for the next one or more years. We expect to incur these additional losses because:

     . We intend to increase our capital expenditures and operating expenses by more than $2 million in 2001 to cover the increasing activities of our Jabber.com, Inc. subsidiary;

     . We acquired goodwill and other intangible assets totaling approximately $24 million in connection with the acquisitions of three businesses which will be amortized over their estimated useful lives of approximately three years; and

     . We may continue to incur significant non-cash expenses in connection with financing and other equity-based transactions. The current competitive business and capital environments likely will result in our issuance of similar securities in future financing transactions.

     If we are unable to raise additional working capital, we may not be able to sustain our operations. Because our present cash and cash equivalents, working capital and commitments for additional equity investments will be adequate to sustain our current level of operations only until June 2001, we will need to obtain additional capital to fund our businesses. Operating expenses for our AccelX and Jabber businesses currently exceed revenues for these businesses by more than $700,000 and $400,000 per month, respectively. There is no assurance that we will be able to raise additional funds in amounts required or upon acceptable terms. If we cannot raise additional funds when needed, we may be required to curtail or scale back our operations or sell some of our assets.

     The pledge of our shares of Jabber.com, Inc. stock could result in our loss of ownership of all or a portion of this stock. We have pledged all of our shares of Jabber.com stock to secure a $2.5 million loan to Jabber.com by France Telecom Technologies. In the event that the loan is not converted into preferred stock as contemplated in the non-binding agreement with France Telecom Technologies and we or Jabber.com are not able to repay the loan in accordance with its terms, France Telecom Technologies could sell all or a portion of this stock, or take other actions to satisfy the interest and principal due on the loan. Additionally, we do not currently have the funds to repay this note if it were to become payable, and our ability to repay the note would be dependent upon our ability to raise additional capital.

     Our revenue model may not be viable. Our ability to become profitable depends on the ability of our products and services to generate revenues in excess of our expenses. The success of our revenue model will depend upon many factors including:

     . The success of our distribution partners in marketing their products and services; and

     . The extent to which consumers and businesses use our products and services.


     Because of the new and evolving nature of the Internet and our limited operating history, we cannot predict whether our revenue model will prove to be viable, whether demand for our products and services will materialize at the prices we expect to charge, or whether current or future pricing levels will be sustainable.



     The extent to which the Internet will be used for communication interactivity is uncertain. Our business plan assumes that the Internet will develop into a significant source of business-related communication and communication interactivity. However, the Internet market is new and rapidly evolving and there is no assurance that the Internet will develop in this manner. If the Internet does not develop in this manner, our business, may not be successful. Numerous factors could prevent or inhibit the development of the Internet in this manner, including:

     . The failure of the Internet's infrastructure to support Internet usage or electronic commerce;

     . The failure of businesses developing and promoting Internet commerce to adequately secure the confidential information, such as credit card numbers, needed to carry out Internet commerce; and

     .  Regulation of Internet activity.

     We generally do not have direct relationships with the end users of our products and services. Because we have elected to partner with other companies for the distribution of many of our products and services, many users of our products and services are expected to obtain or use them through our distribution partners. Our distribution partners, and not us, will substantially control the customer relationship with these users. If the business of the companies with whom we partner is adversely affected in any manner, our business, operating results and financial condition could be materially adversely affected.

     We may be unable to develop desirable products. Our products are subject to rapid obsolescence and our future success will depend upon our ability to develop new products and services that meet changing customer and marketplace requirements. There is no assurance that we will be able to successfully:

     .  Identify new product and service opportunities; or

     . Develop and introduce new products and services to market in a timely manner.

     Even if we are able to identify new opportunities, our working capital constraints limit our ability to pursue them. If we are unable to identify and develop and introduce new products and services on a timely basis, our business could be materially adversely affected.

     Our products and services may not be successful. A suitable market for our products and services may not develop or, if it does develop, it may take years for the market to become large enough to support significant business opportunities. Even if we are able to successfully identify, develop, and introduce new products and services there is no assurance that a suitable market for these products and services will materialize. The following factors could affect the success of our products and services and our ability to address sustainable markets:

     . The failure of our business plan to accurately predict the types of products and services the future Internet marketplace will demand;

     . Our limited working capital may not allow us to commit the resources required to adequately support the introduction of new products and services.

     . The failure of our business plan to accurately predict the estimated sales cycle, price and acceptance of our products and services; or

     . The development by others of products and services that makes our products and services noncompetitive or obsolete.

     The intense competition that is prevalent in the Internet market could have a material adverse effect on our business. Our current and prospective competitors include many companies whose financial, technical, marketing and other resources are substantially greater than ours. There is no assurance that we will have the financial resources, technical expertise or marketing, sales and support capabilities to compete successfully. The presence of these competitors in the Internet marketplace could have a material adverse effect on our business by causing us to:

     .  Reduce the average selling price of our products and services; or

     .  Increase our spending on marketing, sales and product development.

     There is no assurance that we would be able to offset the effects of price reductions or increases in spending. Further, our financial condition may put us at a competitive disadvantage relative to our competitors.

     A limited number of our customers represent a significant portion of our revenues. We had three customers representing 66% of revenues for the year ended December 31, 2000, and four customers representing 97% of revenues for the three months ended March 31, 2001. There is no assurance that we will be able to attract or retain major customers.

     The sales cycle for our products and services is lengthy and unpredictable. While our sales cycle varies from customer to customer, it is long, typically ranging from two to nine months or more, and unpredictable. Our pursuit of sales leads typically involves an analysis of our prospective customer's needs, preparation of a written proposal, one or more presentations and contract negotiations. We often provide significant education to prospective customers about the use and benefits of our Internet technologies and services. Our sales cycle may also be affected by a prospective customer's budgetary constraints and internal acceptance reviews, over which we have little or no control. To respond to, or anticipate, customer requirements, we may begin development work before having a signed contract, which exposes us to the risk that the development work will not be recovered from revenue from that customer.

     It may take one or more years for our business model to generate significant revenues. Many of our products and services, particularly our AccelX products and services, are offered on a revenue-share basis. Once we have sold our products and services, it may take three or more months for them to be integrated into our customers' businesses and product offerings. Further, even after our customers have begun to market our products and services to their customers, our limited operating history does not enable us to predict how long it will take before their customers will begin to use our products and services in sufficient quantity to provide us with significant recurring revenues. Even if significant business for our products and services does develop, we may not recognize meaningful revenues from this business for many months or possibly even for one or more years. This could require that we raise significant additional investment capital to sustain our operations and could effect on our ability to become profitable within the next one or more years.

     Offering proprietary products based on the Jabber.org open-source movement may jeopardize our relationship with open-source communities. An important element of the business model for our Jabber.com, Inc. subsidiary is based upon Jabber.com's ability to offer proprietary products compatible with Jabber.org open-source instant messaging systems. A key element of open-source software development movements is that the software and its code be offered to other developers and users free, provided that anyone who makes an improvement or modification to the software and who intends to commercialize the improvement or modification, makes them available for free to the community and other users. If the Jabber.org open-source community or other open-source communities withdraw their support for either Jabber.com or Jabber instant messaging products, our and Jabber.com's business could be materially adversely affected.

     We may be unable to adjust our spending to account for potential fluctuations in our quarterly results. Because of our limited operating history, we do not have historical financial data for a sufficient number of periods on which to base planned operating expenses. Our expense levels are, therefore, based in part on our expectations of future sales and to a large extent are fixed. We typically operate with little backlog and the sales cycles for our products and services may vary significantly. We may be unable to adjust spending in a timely manner to compensate for any unexpected sales shortfalls. If we were unable to so adjust, any significant shortfall of demand for our products and services in relation to our expectations would have an immediate adverse effect on our operating results. Further, we intend to increase our capital expenditures and operating expenses to fund the operations of our Jabber.com, Inc. subsidiary. If expenses precede or are not subsequently followed by increased sales, then our financial condition will be materially adversely affected.


















     The price of our common stock has been highly volatile due to factors that will continue to affect the price of our stock. Our common stock closed as high as $6.25 per share and as low as $1.00 per share between January 1, 2001 and May 7, 2001. Historically, the over-the-counter markets for securities such as our common stock have experienced extreme price and volume fluctuations. Some of the factors leading to this volatility include:

     . Price and volume fluctuations in the stock market at large that do not relate to our operating performance;

     .  Fluctuations in our quarterly revenue and operating results;

     . Increases in outstanding shares of common stock upon exercise or conversion of derivative securities.

     These factors may continue to affect the price of our common stock in the future.

     We have issued numerous options, warrants, and convertible securities to acquire our common stock that could have a dilutive effect on our shareholders. As of May 24, 2001, we had issued warrants and options to acquire 5,468,687 shares of our common stock, exercisable at prices ranging from $1.875 to $58.25 per share, with a weighted average exercise price of approximately $9.19 per share. We had also reserved 2,214,643 shares of common stock for issuance upon conversion of our 10% convertible notes and series B-2 and C-1 convertible preferred stock. During the terms of these derivative securities, the holders will have the opportunity to profit from an increase in the market price of our common stock with resulting dilution to the holders of shares who purchased shares for a price higher than the applicable exercise or conversion price. The increase in the outstanding shares of our common stock because of the exercise or conversion of these derivative securities could result in a significant decrease in the percentage ownership of our common stock by current and future holders of our common stock.

     The significant number of shares issuable upon conversion of our convertible securities could make it difficult to obtain additional financing. 2,214,643 shares of our common stock may be issued in connection with the conversion of our 10% notes and series B-2 and C-1 convertible preferred stock. This number could increase due to future financings. Due to this significant potential increase in the number of our outstanding shares of common stock, new investors may either decline to make an investment in Webb due to the potential negative effect this additional dilution could have on their investment or require that their investment be on terms at least as favorable as the terms of the notes or convertible preferred stock. If we are required to provide similar terms to obtain required financing in the future, the potential adverse effect and significant dilution of these financings could be perpetuated and significantly increased.

     Future sales of our common stock in the public market could depress the price of our common stock. Actual or potential future sales of substantial amounts of common stock in the public market could depress the market price for shares of our common stock and could impair the ability of purchasers of our common stock to recoup their investment or make a profit. As of May 24, 2001, these shares consist of:

     . Up to 2,214,643 shares issuable upon conversion of the 10% convertible notes and series B-2 and C-1 preferred stock and;

     . Approximately 5,468,687 shares issuable to warrant and option holders.

     Future sales of our common stock in the public market could limit our ability to raise capital. Actual or potential future sales of substantial amounts of our common stock in the public by our officers and directors, upon exercise or conversion of derivative securities could affect our ability to raise capital through the sale of equity securities.

     The trading volume of our common stock may diminish significantly if our common stock is delisted from the Nasdaq National Market. Although our shares are traded on the Nasdaq National Market, there is no assurance that they will remain eligible to be included on Nasdaq. If our common stock was no longer eligible for quotation on Nasdaq, it could become subject to rules adopted by the Securities and Exchange Commission, regulating broker/dealer practices in transactions in low-priced stocks. If our common stock became subject to the penny stock rules, many brokers may be unwilling to engage in transactions in our common stock because of the added regulation, making it more difficult for purchasers of our common stock to dispose of their shares.



     The issuance of our 10% convertible notes payable and convertible preferred stock has required us to record non-cash expenses which, in turn, increased our net loss applicable to common shareholders. Based on generally accepted accounting principles, we recorded a non-cash expense of approximately $2.5 million as additional interest expense and $2.9 million accretion expense for the three months ended March 31, 2001, as a result of the issuance of our 10% convertible notes and the issuance of our series C-1 and B-2 preferred stock, respectively. In addition, we may incur significant additional non-cash expenses in connection with future financings.



                 SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

     Some of the statements made in this prospectus and the documents incorporated by reference in this prospectus under "Webb Interactive Services, Inc." and "Risk Factors" and elsewhere constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to the safe harbor provisions of the act. Forward-looking statements may be identified by the use of terminology such as may, will, expect, anticipate, intend, believe, estimate, should, or continue or other variations on these words or comparable terminology. Where this prospectus contains forward-looking statements about Webb, you should be aware that our actual financial condition, operating results and business performance may differ materially from that projected or estimated by us in the forward-looking statements. We have attempted to identify, in context, some of the factors that we currently believe may cause actual future experience and results to differ from their current expectations.

                                USE OF PROCEEDS

     Castle Creek Technology Partners LLC is offering all of the shares to be sold. We will not receive any of the proceeds from the offer and sale of the shares of common stock. However, 821,991 of the shares offered by Castle Creek Technology Partners LLC are issuable upon the exercise of an outstanding stock purchase warrants at exercise prices ranging from $3.75 to $9.3343 per share. If these warrants were exercised in full, we would receive gross proceeds of $3,921,402.

                              SELLING SHAREHOLDER

     The common stock covered by this prospectus consists of shares issued or issuable upon: (i) conversion of our series B-2 convertible preferred stock (180,082 shares), series C-1 convertible preferred stock (1,000,000 shares) and 10% convertible promissory notes due August 25, 2002, in the principal amount of $2,275,000 (910,000 shares), plus interest of $311,401 accruing from January 1, 2001 through August 25, 2002 (187,926 shares); and (ii) exercise of various stock purchase warrants (124,561 shares). The common stock covered by this prospectus also consists of 331,340 shares of common stock held by Castle Creek Technology Partners LLC.

     Castle Creek Technology Partners LLC acquired its series B-2 convertible preferred stock on September 14, 2000 in exchange for all of its series B convertible preferred stock. Castle Creek Technology Partners LLC purchased the series B convertible preferred stock from us, and a warrant to purchase 171,875 shares of common stock, for $6,250,000 on February 18, 2000. Castle Creek Technology Partners LLC acquired the series C-1 convertible preferred stock on February 28, 2001, and a warrant to purchase up to 500,000 shares of common stock, in exchange for a cash investment of $2,500,000. Castle Creek Technology Partners LLC acquired the 10% convertible promissory notes during 1999 and 2000. Castle Creek Technology Partners LLC received a warrant to purchase 150,116 shares of our common stock on December 18, 1999 as part of an amendment of the terms of the promissory notes. Castle Creek Technology Partners LLC acquired the 331,340 shares of common stock when it converted a portion of the series B-2 convertible preferred stock that it acquired in 2000.

     The number of shares that actually may be sold will be determined by Castle Creek Technology Partners LLC. Because Castle Creek Technology Partners LLC may sell all, some or none of the shares of common stock which it holds, and because this offering is not being underwritten, no estimate can be given of the number of shares of common stock that will be held by Castle Creek Technology Partners LLC upon termination of the offering.

     The following table provides information as of May 24, 2001, about Castle Creek Technology Partners LLC, including:

     .  Its beneficial ownership of common stock; and

     .  The maximum number of shares of common stock offered.

     The information presented is based on data furnished to us by Castle Creek Technology Partners LLC.

     Under the registration rights agreement, we are required to register for resale by Castle Creek Technology Partners LLC 3,367,974 shares of our common stock. This amount is based upon the number of shares: (i) issuable upon conversion of the series B-2 and C-1 convertible preferred stock; (ii) issuable upon conversion of the 10% convertible promissory notes, plus interest accruing from January 1, 2001 through August 25, 2002; (iii) issuable upon the exercise of stock purchase warrants; and (iv) held by Castle Creek Technology Partners LLC. Approximately 367,974 of these shares are subject to effective registration statements filed with the Securities and Exchange Commission.




     Under the terms of the convertible preferred stock, the convertible promissory notes and the warrants, each is convertible or exercisable by Castle Creek Technology Partners LLC up to that number of shares, including the number of shares of common stock owned by Castle Creek Technology Partners LLC, that would not exceed 4.99% of the then outstanding shares of our common stock as determined under section 13(d) of the Securities Exchange Act of 1934. This limit does not include unconverted or unexercised shares under the convertible preferred stock, convertible promissory notes or the warrants. Because of this limitation, the number of shares of common stock contained in the third and fourth columns in the table below for Castle Creek Technology Partners LLC exceeds the number of shares of common stock that Castle Creek Technology Partners LLC beneficially owns under section 13(d) as of May 24, 2001. This 4.99% limit may not prevent Castle Creek Technology Partners LLC from converting all of its convertible preferred stock or the convertible promissory notes, or exercising its warrants, because Castle Creek Technology Partners LLC can convert the convertible preferred stock or the convertible promissory notes, or exercise the warrants into 4.99% of our outstanding common stock, then sell all of that stock to permit it to engage in further conversions or exercises. The 4.99% limit does not prevent Castle Creek Technology Partners LLC from selling more than 4.99% of our common stock.

                                            Shares of Common Stock
                    Shares Of Common        Owned Before Offering Plus     Maximum Number of       Shares of Common
                    Stock Owned             Which Can Be Acquired          Shares Offered Under    Stock Owned
Selling             Beneficially Before     Over the Life of Securities    This Registration       Beneficially After
Shareholder         Offering (%)            Owned (%)                      Statement (%)           Offering (%)
---------------------------------------------------------------------------------------------------------------------
Castle Creek        529,903 (4.99%)         3,367,974 (24.67%)(2)          3,367,974 (24.67%)      0 (0%)(3)
Technology
Partners LLC/(1)/



     (1) Shares beneficially owned include 331,304 common shares held and 198,563 shares issuable upon conversion or exercise of outstanding securities. Castle Creek Technology Partners LLC's address is 77 West Wacker Drive, Suite 4040, Chicago, Illinois 60601. Castle Creek Technology Partners LLC beneficially owns 529,903 shares of common stock, determined in accordance with Rule 13d-3, and disclaims beneficial ownership of any shares other than these shares. Castle Creek Technology Partners LLC acquired its securities in the ordinary course of its business and at the time of its purchase of these securities, it had no understandings, directly or indirectly with any person to distribute the securities. As an investment manager under a management agreement, Castle Creek Partners, LLC may be considered to beneficially own the securities held by Castle Creek Technology Partners LLC. Castle Creek Partners, LLC disclaims this beneficial ownership. Daniel Asher, as a managing member of Castle Creek Partners, LLC, holds the voting and dispositive powers over these securities and may be considered to be the beneficial owner. Mr. Asher disclaims this beneficial ownership.

     (2) Includes: (a) 180,082 shares issuable upon conversion of the series B-2 convertible preferred stock and assumes a conversion price of $2.50; (b) 1,000,000 shares issuable upon conversion of the series C-1 convertible preferred stock and assumes a conversion price of $2.50; (c) 910,000 shares issuable upon conversion of the 10% convertible promissory notes and assumes a conversion rate of $2.50 per share; (d) 124,561 shares issuable upon conversion of interest accruing under the 10% convertible promissory notes from January 1, 2001 through August 25, 2002, and assumes a conversion rate of $2.50 per share and that all interest is paid in additional notes; (e) 821,991 shares issuable upon the exercise of stock purchase warrants; and (f) 331,340 shares of common stock held by Castle Creek Technology Partners LLC. No effect has been given to the antidilution provisions in the warrants since any events which could cause the antidilution provisions to take effect are not known.

     (3) Assumes the sale of all shares offered for sale by this prospectus.

                             PLAN OF DISTRIBUTION

     The sale of the shares offered by this prospectus may be made in the Nasdaq National Market or other over-the-counter markets at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions. These shares may be sold by one or more of the following:

     . A block trade in which the broker or dealer will attempt to sell shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

     . Purchases by a broker or dealer as principal and resale by a broker or dealer for its account using this prospectus.

     . Ordinary brokerage transactions in which the broker does not solicit purchasers and transactions in which the broker does solicit purchasers.

     .  Transactions directly with a market maker.

     .  In privately negotiated transactions not involving a broker or dealer.

Each sale may be made either at market prices prevailing at the time of the sale, at negotiated prices, at fixed prices which may be changed, or at prices related to prevailing market prices.

     Castle Creek Technology Partners LLC has a short position in shares of our common stock. Castle Creek Technology Partners LLC has confirmed to us that none of the shares covered by this registration statement will be used to cover any portion of this short position. Castle Creek Technology Partners LLC has also confirmed to us that it will not take any action to cover any portion of this short position during any period when it is deemed to be engaged in a distribution of the shares pursuant to this registration statement within the meaning of Regulation M under the Securities Act of 1934.

     Brokers or dealers engaged by Castle Creek Technology Partners LLC to sell the shares may arrange for other brokers or dealers to participate. Brokers or dealers engaged to sell the shares will receive compensation in the form of commissions or discounts in amounts to be negotiated immediately before each sale. These brokers or dealers and any other participating brokers or dealers may be determined to be underwriters within the meaning of the Securities Act of 1933. We will receive no proceeds from any resales of the shares offered by this prospectus, and we anticipate that the brokers or dealers, if any, participating in the sales of the shares will receive the usual and customary selling commissions.

     Castle Creek Technology Partners LLC may enter into hedging transactions. Persons with whom they enter into such transactions may engage in short sales of our common stock. Castle Creek Technology Partners LLC may engage in short sales of our common stock and transactions involving options, swaps, derivatives and other transactions with respect to our securities, and may sell and deliver the shares covered by this prospectus in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions that may resell those shares. Castle Creek Technology Partners LLC may pledge its shares under the margin provisions of its customer agreements or otherwise. Upon delivery of the shares or a default by Castle Creek Technology Partners LLC, the broker-dealer or financial institution may offer and sell the pledged shares.

     To comply with the securities laws of some states, if applicable, the shares will be sold in those states only through brokers or dealers. The shares may not be sold in some states unless they have been registered or qualified for sale in those states or an exemption from registration or qualification is available and is complied with.

     If necessary, the specific shares of our common stock to be sold, the name of the selling shareholder, the purchase and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts will be disclosed in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

     We entered into a registration agreement as a requirement of the private placement of the series C-1 convertible preferred stock. The registration agreement requires us to register the underlying shares of our common stock under applicable federal and state securities laws, and the other shares of common stock being offered in this prospectus. The registration agreement provides for cross-indemnification of Castle Creek Technology Partners LLC and us and each party's respective directors, officers and controlling persons against liability for the offer and sale of the common stock, including liabilities under the Securities Act of 1933, and to contribute to payments the parties may be required to make. We have agreed to indemnify and hold harmless Castle Creek Technology Partners LLC from liability under the Securities Act of 1933.

     The rules and regulations in Regulation M under the Securities Exchange Act of 1934, provide that during the period that any person is engaged in the distribution, as so defined in Regulation M, of our common stock, that person usually may not purchase shares of our common stock. Castle Creek Technology Partners LLC is subject to the rules and regulations of the Securities Act of 1933 and Securities Exchange Act of 1934 including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by Castle Creek Technology Partners LLC. The prohibition on purchases under Regulation M may include purchases to cover short positions by Castle Creek Technology Partners LLC, and the failure by Castle Creek Technology Partners LLC to cover a short position at a lender's request and purchases by the lender in the market of shares to cover such a short position may constitute an inducement to buy those shares prohibited by Regulation M. This may affect the marketability of the common stock.

     We will bear all expenses of the offering of the common stock, except that Castle Creek Technology Partners LLC will pay any applicable underwriting commissions and expenses, brokerage fees and transfer taxes, and the fees and disbursements of its counsel and experts.

                           DESCRIPTION OF SECURITIES

General

     Our articles of incorporation authorize our board of directors to issue 65,000,000 shares of capital stock, including 60,000,000 shares of common stock and 5,000,000 shares of preferred stock, with rights, preferences and privileges as are determined by our board of directors.

Common Stock


     As of May 24, 2001, we had 10,619,303 shares of common stock outstanding. All outstanding shares of our common stock are fully paid and nonassessable and the shares of our common stock offered by this prospectus will be, upon issuance, fully paid and nonassessable. The following is a summary of the material rights and privileges of our common stock.

     Voting. Holders of our common stock are entitled to cast one vote for each share held at all shareholder meetings for all purposes, including the election of directors. The holders of more than 50% of the voting power of our common stock issued and outstanding and entitled to vote and present in person or by proxy, and any preferred stock issued and outstanding and entitled to vote and present in person or by proxy, constitute a quorum at all meetings of our shareholders. The vote of the holders of a majority of our common stock present and entitled to vote at a meeting, and any preferred stock present and entitled to vote at a meeting, will decide any question brought before the meeting, except when Colorado law, our articles of incorporation, or our bylaws require a greater vote and except when Colorado law requires a vote of any preferred stock issued and outstanding, voting as a separate class, to approve a matter brought before the meeting. Holders of our common stock do not have cumulative voting for the election of directors.

     Dividends. Holders of our common stock are entitled to dividends when, as and if declared by the board of directors out of funds available for distribution. The payment of any dividends may be limited or prohibited by loan agreement provisions or priority dividends for preferred stock that may be outstanding.

     Preemptive Rights. The holders of our common stock have no preemptive rights to subscribe for any additional shares of any class of our capital stock or for any issue of bonds, notes or other securities convertible into any class of our capital stock.

     Liquidation. If we liquidate or dissolve, the holders of each outstanding share of our common stock will be entitled to share equally in our assets legally available for distribution to our shareholders after payment of all liabilities and after distributions to holders of preferred stock legally entitled to be paid distributions before the payment of distributions to holders of our common stock.

Series B-2 Convertible Preferred Stock

     As of May 24, 2001, we had 450.205 shares of series B-2 convertible preferred stock outstanding. On February 18, 2000, we issued 6,250 shares of our series B convertible preferred stock and a warrant to acquire 171,875 shares of our common stock to Castle Creek Technology Partners LLC for a cash investment of $6,250,000. A similar number of series B-2 preferred stock and warrant was issued to another investor, resulting in the issuance of an aggregate of 12,500 shares of this preferred stock. On September 14, 2000, we agreed to exchange all of the series B convertible preferred stock for 12,500 shares of series B-2 convertible preferred stock. During December 2000, all but 978 shares of the series B-2 convertible preferred stock were converted at a conversion price of $10.20408 per share. The series B-2 convertible preferred stock does not bear dividends and does not entitle the holders to any voting rights except as required by Colorado law. The following is a summary of the material terms of the series B-2 convertible preferred stock.

     Conversion. The preferred stock is convertible into common stock if the conversion would not result in the holder being a beneficial owner of more than 4.99% of our common stock. The current conversion price is $2.50 per share.

     The conversion price is also subject to anti-dilution protection if we issue our common stock at prices less than the conversion price for the preferred stock or the then current price for our common stock and for stock splits, stock dividends and other similar transactions. If the conversion price is reduced, we may be required to record a charge to income.

     Redemption. The holder of the preferred stock has the right to require us to redeem its shares of preferred stock if we:

     . do not have a sufficient number of shares of our common stock available for the conversion of the preferred stock for any reason;

     . fail in any material respect to comply with the terms of the preferred stock or the purchase agreement under which the preferred stock was sold; or

     . our common stock ceases to be quoted on the Nasdaq Stock Market because of any willful action or failure on our part.

The redemption price would be equal to the greater of $1,250 per share of preferred stock or the market value of the preferred stock based on the then market value for our common stock.

     Liquidation Preference. If we liquidate, dissolve or wind-up our business, whether voluntarily or involuntarily, after we pay our debts and other liabilities, the holder of the preferred stock will be entitled to receive from our remaining net assets, before any distribution to the holders of our common stock, the amount of $1,000 per share.

Series C-1 Convertible Preferred Stock

     On February 28, 2001, we issued 2,500 shares of our series C-1 convertible preferred stock and warrants to acquire 500,000 shares of our common stock to Castle Creek Technology Partners LLC for a cash investment of $2,500,000. The conversion price for the series C-1 convertible preferred stock is $2.50 The series C-1 convertible preferred stock does not bear dividends and does not entitle the holders to any voting rights except as required by Colorado law. The following is a summary of the material terms of the series C-1 convertible preferred stock.

     Conversion. The preferred stock is convertible into common stock if the conversion would not result in the holder being a beneficial owner of more than 4.99% of our common stock. The current conversion price is $2.50 per share.

     The conversion price is also subject to anti-dilution protection if we issue our common stock at prices less than the conversion price for the preferred stock or the then current price for our common stock and for stock splits, stock dividends and other similar transactions. If the conversion price is reduced, we may be required to record a charge to income.

     Redemption. The holder of the preferred stock has the right to require us to redeem its shares of preferred stock if we:

     . do not have a sufficient number of shares of our common stock available for the conversion of the preferred stock for any reason;

     . fail in any material respect to comply with the terms of the preferred stock or the purchase agreement under which the preferred stock was sold; or

     . our common stock ceases to be quoted on the Nasdaq Stock Market because of any willful action or failure on our part.

The redemption price would be equal to the greater of $1,250 per share of preferred stock or the market value of the preferred stock based on the then market value for our common stock.

     Liquidation Preference. If we liquidate, dissolve or wind-up our business, whether voluntarily or involuntarily, after we pay our debts and other liabilities, the holder of the preferred stock will be entitled to receive from our remaining net assets, before any distribution to the holders of our common stock, the amount of $1,000 per share.

     Registration Rights. The agreement under which the series C-1 preferred stock was issued requires us to file with the Securities and Exchange Commission a registration statement for the resale of the shares issuable upon conversion of this preferred stock (and the other shares of common stock being offered for sale by Castle Creek Technology Partners LLC under this prospectus) and to use our best efforts to keep the registration statement effective until all of the registered shares have been resold or can be sold immediately without compliance with the registration requirements of the Securities Act of 1933 under Rule
144.









10% Convertible Promissory Notes

     On August 25, 1999, we issued to Castle Creek Technology Partners LLC a three-year 10% convertible promissory note in the amount of $5,000,000. On December 18, 1999, the terms of the promissory note were amended and we issued to Castle Creek Technology Partners LLC a warrant to purchase 136,519 shares of common stock. On February 18, 2000, one-half of the principal amount of the note was converted into 248,262 shares of common stock at an exercise price of $10.07 per share. During 2000, an aggregate of $164,110 principal amount of similar 10% convertible notes were issued to pay interest on the note. As of May 24, 2001, we had a total of $2,275,000 principal amount of the 10% convertible notes outstanding. For the period from April 1, 2001 through the maturity date of the notes, August 25, 2002, additional interest will accrue in the amount of $311,401 assuming the interest is paid in additional notes. If paid in cash, the interest will be lower due to the absence of compounding. Upon the issuance of additional convertible promissory notes to pay this interest, an additional 124,561 shares of common stock would be issuable upon conversion of the notes. The following is a summary of the material terms of the promissory notes.

     Conversion Price. The convertible promissory notes are convertible into shares of common stock at a conversion price of $2.50 per share.

     Redemption. We can prepay the promissory notes at any time, if the closing bid price for our common stock for 20 consecutive trading days is at least 200% of the conversion price then in effect. The redemption price would equal 115% of the face amount of the convertible notes, plus accrued and unpaid interest.

     Interest. The promissory notes bear interest at an annual rate of 10%. If the market value of our common stock is above $2.50, the issuance of notes to pay interest would result in an effective interest rate of more than 10%.

Warrant Issued with Series B Convertible Preferred Stock

     Castle Creek Technology Partners LLC owns a five-year warrant to purchase 171,875 shares of our common stock, which was issued on February 18, 2000. A similar warrant was issued to a second investor as part of its purchase of series B convertible preferred stock. The exercise price for the warrants is currently $3.75374 per share. During the first three years of the warrant, the exercise price is subject to adjustment at the end of each ninety-day period following the issuance of the warrants. During this period, the exercise price at the end of each ninety-day period will be adjusted if the market price for our common stock is less than the then exercise price for the warrants, so that the exercise price will equal the market price for our common stock. The exercise price for the warrant is also subject to anti-dilution protection if we issue our common stock at prices less than the exercise price for the warrants and for stock splits, stock dividends and other similar transactions. If the warrant price is reset, we may record additional charges to income. The warrants may be subject to early expiration after an underwritten public offering or one year if the market price for our common stock exceeds $40.81.

Warrant Issued with Series C-1 Convertible Preferred Stock

        Castle Creek Technology Partners LLC received a three-year warrant to purchase up to 500,000 shares of our common stock, which was issued on February 28, 2001. The exercise price for the warrant is $3.75 per share. The warrant may be subject to early expiration after 180 days if the market price for our common stock exceeds $7.50 for 10 consecutive trading days. The exercise price for the warrant is subject to anti-dilution protection for stock splits, stock dividends and other similar transactions




Warrant Issued with Convertible Notes

        We issued Castle Creek Technology Partners LLC a five-year warrant to purchase 150,116 shares of our common stock as part of its purchase of the 10% convertible promissory notes. The exercise price for the warrant is $9.3343 per share. The warrant is subject to anti-dilution protection if we issue our common stock at prices less than the exercise prices for the warrant or the then current price for our common stock and for stock splits, stock dividends and other similar transactions.

                      WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can also obtain copies of this material from the SEC's Internet site located at http://www.sec.gov.

        The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, file no. 0-28462:

        .   Our annual report on Form 10-KSB for the year ended December 31,
            2000.
        .   Our quarterly report on Form 10-QSB for the quarter ended March 31,
            2001.
        .   Our definitive proxy statement for the 2001 annual meeting of shareholders filed on April 18, 2000.
        .   The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on May 22, 1996.
        .   Our current report on Form 8-K filed March 1, 2001.
        .   Our current report on Form 8-K filed May 10, 2001.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and telephone number:

               Shareholder Services
               Attn: Kim Boswood
               Webb Interactive Services, Inc.
               1899 Wynkoop
               Suite 600
               Denver, Colorado 80202
               (303) 308-3227

        This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. Castle Creek Technology Partners LLC will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

                                 LEGAL MATTERS

        Gray, Plant, Mooty, Mooty & Bennett, P.A., Minneapolis, Minnesota, has issued an opinion about the legality of the shares registered by this prospectus. Lindley S. Branson, a principal of Gray, Plant, Mooty, Mooty & Bennett, P.A., serves as our executive vice president, general counsel and as a director. Mr. Branson holds 25,000 shares of our common stock, and options to purchase an additional 344,813 shares.

                                    EXPERTS

        The consolidated financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. Reference is made to the report, which includes an explanatory paragraph with respect to the uncertainty regarding the Company's ability to continue as a going concern as discussed in Note 1 to the financial statements.

                                INDEMNIFICATION

        Our articles of incorporation provide that we shall indemnify, to the full extent permitted by Colorado law, our directors, officers, employees or agents who are made, or threatened to be made, a party to a proceeding against judgments, penalties, fines, settlements and reasonable expenses if specified standards are met. Although indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons under these provisions, we have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act and is unenforceable.

        Our articles of incorporation also limit the liability of our directors to the fullest extent permitted by the Colorado law. Specifically, our articles of incorporation provide that our directors will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for:

        .    Any breach of the duty of loyalty to us or our shareholders;
        .    Acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law;
        .    Dividends or other distributions of corporate assets that are in contravention of specified statutory or contractual restrictions;
        .    Violations of specified laws; or
        .    Any transaction from which the director derives an improper personal benefit.

================================================================================

     No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or the solicitation of any offer to buy any security other than the securities offered by this prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy the securities offered by this prospectus by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that information contained in this prospectus is correct as of any time after the date of this prospectus.

                               _________________

                               TABLE OF CONTENTS


                                                                            Page
                                                                            ----
Webb Interactive Services, Inc.............................................   2
Risk Factors...............................................................   2
Special Note About Forward-Looking Statements..............................   6
Use of Proceeds............................................................   6
Selling Shareholder........................................................   6
Plan of Distribution.......................................................   8
Description of Securities..................................................  10
Where You Can Find More Information........................................  13
Legal Matters..............................................................  14
Experts....................................................................  14
Indemnification............................................................  14


                               WEBB INTERACTIVE
                                SERVICES, INC.




                               _________________


                                  PROSPECTUS

                               _________________




                              _________ __, 2001

================================================================================

================================================================================

================================================================================

                                    PART II
                 INFORMATION NOT REQUIRED TO BE IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The following table sets forth our various expenses in connection with the sale and distribution of the shares being registered pursuant to this Form S-3 registration statement. All of the amounts shown are estimates, except for the Securities and Exchange Commission registration fee and the Nasdaq listing fee. We will pay all of such expenses.

          Securities and Exchange Commission fee                     $ 2,260.55
          Accounting fees and expenses                                 6,000.00
          Legal fees and expenses                                     10,000.00
          Printing, Mailing                                            4,000.00
          Transfer Agent fees                                            500.00
          Miscellaneous                                                2,239.45
                                                                     ----------
               TOTAL                                                 $25,000.00
                                                                     ==========

Item 15.  Indemnification of Directors and Officers

     Our articles of incorporation provide that we shall indemnify, to the full extent permitted by Colorado law, any of our directors, officers, employees or agents made or threatened to be made a party to a proceeding, by reason of the fact that such person is or was a director, officer, employee or agent of Webb against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if the person conducted himself or herself in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     Our articles of incorporation limit the liability of our directors to the fullest extent permitted by Colorado law. Specifically, the articles of incorporation provide that our directors will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for:

     .    any breach of the duty of loyalty to us or our shareholders;
     . acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law;
     . dividends or other distributions of corporate assets that are in contravention of statutory or contractual restrictions; or
     . any transaction from which the director derives an improper personal benefit.

Liability under federal securities law is not limited by the articles of incorporation.

Item 16.  Exhibits

     3.1 Articles of Incorporation, as amended, of Webb Interactive Services, Inc. (1)
     3.2       Bylaws of Webb Interactive Services, Inc. (2)
     4.1 Specimen form of Webb Interactive Services, Inc. common stock certificate (3)

     5.1       Opinion of Counsel *

    10.1 Securities Purchase Agreement dated August 25, 1999 between Webb and the Castle Creek Technology Partners LLC, including the Form of Warrant and Registration Rights Agreement (4)

    10.2 Promissory note dated August 25, 1999 issued by Webb to the Castle Creek Technology Partners LLC (4)

    10.3 Amendment dated December 18, 1999 to Securities Purchase Agreement dated August 25, 1999 between Webb and the Castle Creek Technology Partners LLC (5)

     10.4 First Amendment dated December 18, 1999 to Promissory Note dated August 25, 1999 issued by Webb to Castle Creek Technology Partners LLC (5)

     10.5 Stock Purchase Warrant dated August 25, 1999, as amended, December 18, 1999, issued by Webb to Castle Creek Technology Partners LLC (5)

     10.6 Stock Purchase Warrant dated December 18, 1999, issued by Webb to Castle Creek Technology Partners LLC (5)

     10.7 Securities Purchase Agreement dated as of December 31, 1999, between Webb, Marshall Capital Management, Inc. and Castle Creek Technology Partners LLC. Included as exhibits thereto are the form of Warrant and the Registration Rights Agreement (6)

     10.8 Letter Agreement dated as of September 14, 2000 between Webb and Castle Creek. (7)

     10.9 Articles of Amendment setting forth the terms of the series B-2 convertible preferred stock (8)

     10.10 Exchange Agreement dated as of September 14, 2000, between Webb and Castle Creek (8)

     10.11 Securities Purchase Agreement dated as of February 28, 2001, between Webb and Castle Creek Technology Partners LLC. Included as exhibits thereto are the Articles of Amendment setting forth the terms of the Series C-1 Convertible Preferred Stock, the form of Series C-1 Warrant and the Registration Rights Agreement
               (9)

     10.12 Articles of Amendment setting forth the terms of the Series C-1 Convertible Preferred Stock (9)
     23.1      Consent of Arthur Andersen LLP*

_____________________
*    Filed herewith
(1) Filed with the Registration Statement on Form S-3, filed January 29, 1999, Commission File No. 333-71503.
(2) Filed with the initial Registration Statement on Form SB-2, filed April 5, 1996, Commission File No. 333-3282-D.
(3) Filed with the Registration Statement on Form S-3, filed September 24, 1999, Commission File No. 333-86465.

(4) Filed with the current report on Form 8-K, filed September 2, 1999, Commission File No. 000-28462.

(5) Filed with Amendment 2 to the Registration Statement on Form S-3, filed January 3, 2000, Commission File No. 333-87887.

(6) Filed with the current report on Form 8-K, filed January 5, 2000, Commission File No. 000-28462.

(7) Filed with the current report on Form 8-K, filed September 19, 2000, Commission File No. 000-28462.

(8) Filed with the current report on Form 8-K/A, filed September 27, 2000, Commission File No. 000-28462.

(9) Filed with the current report on Form 8-K, filed March 1, 2001, Commission File No. 000-28462.


Item 17.  Undertakings

     A.   The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant as discussed above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver, State of Colorado, on May 25, 2001.


                                   WEBB INTERACTIVE SERVICES, INC.


                                   By:   /s/ Perry Evans
                                        ----------------------------------------
                                        Perry Evans, Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below on the 25th day of May, 2001, by the following persons in the capacities indicated:


/s/ Perry Evans
------------------------------------------------------
Perry Evans
(President, Chief Executive Officer and a Director)

/s/ William R. Cullen
------------------------------------------------------
William R. Cullen
(Chief Financial Officer and a Director)

/s/ Stuart J. Lucko
------------------------------------------------------
Stuart J. Lucko
(Chief Accounting Officer)

/s/ Lindley S. Branson
------------------------------------------------------
Lindley S. Branson
(Director)

/s/ Robert J. Lewis
by Lindley S. Branson attorney-in-fact
------------------------------------------------------
Robert J. Lewis
(Director)

/s/ Richard C. Jennewine
by Lindley S. Branson attorney-in-fact
------------------------------------------------------
Richard C. Jennewine
(Director)

/s/ Timothy O'Reilly
by Lindley S. Branson attorney-in-fact
------------------------------------------------------
Timothy O'Reilly
(Director)

                        Webb Interactive Services, Inc.
                                    Form S-3
                               Index to Exhibits


     3.1 Articles of Incorporation, as amended, of Webb Interactive Services, Inc. (1)
     3.2       Bylaws of Webb Interactive Services, Inc. (2)
     4.1 Specimen form of Webb Interactive Services, Inc. common stock certificate (3)

     5.1       Opinion of Counsel *

     10.1 Securities Purchase Agreement dated August 25, 1999 between Webb and the Castle Creek Technology Partners LLC, including the Form of Warrant and Registration Rights Agreement (4)

     10.2 Promissory note dated August 25, 1999 issued by Webb to the Castle Creek Technology Partners LLC (4)

     10.3 Amendment dated December 18, 1999 to Securities Purchase Agreement dated August 25, 1999 between Webb and the Castle Creek Technology Partners LLC (5)

     10.4 First Amendment dated December 18, 1999 to Promissory Note dated August 25, 1999 issued by Webb to Castle Creek Technology Partners LLC (5)

     10.5 Stock Purchase Warrant dated August 25, 1999, as amended, December 18, 1999, issued by Webb to Castle Creek Technology Partners LLC (5)

     10.6 Stock Purchase Warrant dated December 18, 1999, issued by Webb to Castle Creek Technology Partners LLC (5)

     10.7 Securities Purchase Agreement dated as of December 31, 1999, between Webb, Marshall Capital Management, Inc. and Castle Creek Technology Partners LLC. Included as exhibits thereto are the form of Warrant and the Registration Rights Agreement (6)

     10.8 Letter Agreement dated as of September 14, 2000 between Webb and Castle Creek. (7)

     10.9 Articles of Amendment setting forth the terms of the series B-2 convertible preferred stock (8)

     10.10 Exchange Agreement dated as of September 14, 2000, between Webb and Castle Creek (8)

     10.11 Securities Purchase Agreement dated as of February 28, 2001, between Webb and Castle Creek Technology Partners LLC. Included as exhibits thereto are the Articles of Amendment setting forth the terms of the Series C-1 Convertible Preferred Stock, the form of Series C-1 Warrant and the Registration Rights Agreement
               (9)

     10.12 Articles of Amendment setting forth the terms of the Series C-1 Convertible Preferred Stock (9)
     23.1      Consent of Arthur Andersen LLP*

________________________
*    Filed herewith
(1) Filed with the Registration Statement on Form S-3, filed January 29, 1999, Commission File No. 333-71503.
(2) Filed with the initial Registration Statement on Form SB-2, filed April 5, 1996, Commission File No. 333-3282-D.
(3) Filed with the Registration Statement on Form S-3, filed September 24, 1999, Commission File No. 333-86465.

(4) Filed with the current report on Form 8-K, filed September 2, 1999, Commission File No. 000-28462.

(5) Filed with Amendment 2 to the Registration Statement on Form S-3, filed January 3, 2000, Commission File No. 333-87887.

(6) Filed with the current report on Form 8-K, filed January 5, 2000, Commission File No. 000-28462.

(7) Filed with the current report on Form 8-K, filed September 19, 2000, Commission File No. 000-28462.

(8) Filed with the current report on Form 8-K/A, filed September 27, 2000, Commission File No. 000-28462.

(9) Filed with the current report on Form 8-K, filed March 1, 2001, Commission File No. 000-28462.